Exhibit 99.4

[BOFA SECURITIES LETTERHEAD]

April 26, 2021

Board of Directors
PRA Health Sciences, Inc.
4130 ParkLake Avenue, Suite 400
Raleigh, NC 27612

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 24, 2021, to the Board of Directors of PRA Health Sciences, Inc. (“PRA”) as Annex C to, and to the reference thereto under the headings “Summary—Opinions of PRA’s Financial Advisors”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the PRA Board of Directors and Reasons for the Merger”, “The Merger—Opinions of PRA’s Financial Advisors”, “The Merger Proposal—ICON Unaudited Financial Forecasts” and “The Merger Proposal—PRA Unaudited Financial Forecasts” in the joint proxy statement/prospectus relating to the proposed merger involving PRA, ICON plc (“ICON”), ICON US Holdings, Inc. (“US HoldCo”) and Indigo Merger Sub, Inc., a wholly owned subsidiary of ICON and US HoldCo, which joint proxy statement/prospectus forms a part of ICON’s Registration Statement on Form F‑4 to which this consent is filed as an exhibit (the “Registration Statement”).  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BOFA SECURITIES, INC.
BOFA SECURITIES, INC.